INDEPENDENT AUDITOR'S REPORT







To the Stockholders and
Board of Directors
Good Times Restaurants Inc.


We have audited the accompanying consolidated balance sheet of Good Times Restaurants Inc. and subsidiaries as of September 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended
September 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Good Times Restaurants Inc. and subsidiaries as of September 30, 1995, and the results of their operations and their cash flows for the years ended September 30, 1995 and 1994, in conformity with generally accepted accounting principles.




Hein + Associates LLP

Denver, Colorado
December 1, 1995